Exhibit 10.1

NOBLE ENERGY, INC.
SHORT-TERM INCENTIVE PLAN

ARTICLE I. ESTABLISHMENT AND PURPOSE

1.1    Establishment. Noble Energy, Inc., a Delaware corporation (“Noble”), hereby establishes the Noble Energy, Inc. Short-Term Incentive Plan for the benefit of certain employees.

1.2    Purpose. The purpose of this Plan is to provide cash incentive compensation opportunities for eligible employees of an Employer. The Plan is designed to provide a competitive bonus to eligible employees to assist in the attraction, motivation, and retention of superior talent, and to align such employees’ interests with those of the Employer and its stockholders through the achievement of established performance goals attributable to a Plan Year.

1.3    Effective Date. This Plan shall become effective on January 1, 2018 (the “Effective Date”).

ARTICLE II. DEFINITIONS

2.1    “Affiliate” means any corporation or other type of entity in a chain of corporations or other entities in which each corporation or other entity has a controlling interest in another corporation or other entity in the chain, starting with Noble and ending with the corporation or other entity that has a controlling interest in the corporation or other entity for which the employee provides direct services.

2.2    “Award” means a cash bonus award granted to a Participant under the Plan for a Plan Year.

2.3    “Award Payment Date” means the date upon which payment of an Award is actually made to a Participant, which date shall be selected by the Company or the Committee; provided, however, the Award Payment Date shall be no later than the last day of the calendar year immediately following the Plan Year for which the Award is attributable.

2.4    “Base Salary” means the Participant’s (a) annual base salary as in effect at the end of the Plan Year for exempt employees and/or (b) annualized base salary as in effect at the end of the Plan Year, plus overtime worked during the Plan Year, for non-exempt employees.

2.5    “Board” means the Board of Directors of Noble.

2.6    “Bonus Pool Factor” means the percentage, within the range of 0% to 250%, as determined by the Committee in its discretion, to be effective for a Plan Year.

2.7    “CEO” means the then-current Chief Executive Officer of Noble.

2.8    “Code” means the Internal Revenue Code of 1986, as amended, including regulations and other authoritative guidance thereunder and successor provisions thereto.

2.9    “Committee” means the Compensation, Benefits and Stock Option Committee of the Board or such other delegate of the Board as may be designated by the Board from time to time to administer the Plan.

2.10    “Company” means Noble.

2.11    “Employer” means the Company and any Affiliate that has adopted this Plan with the consent of the Company.

2.12    “Noble” means Noble Energy, Inc., a Delaware corporation, or any successor thereto.

2.13    “Participant” means an individual who is an employee of an Employer, as designated on its payroll records, who has been granted an Award.

2.14    “Plan” means the Noble Energy, Inc. Short-Term Incentive Plan, as it may be amended from time to time.

2.15    “Plan Year” means a calendar year, with the first Plan Year commencing on the Effective Date.

2.16    “Section 409A” means Section 409A of the Code.

2.17    “Target Bonus Percentage” means the percentage of Base Salary established for a Participant that is considered in determining the amount of a Participant’s Award for a Plan Year. Target Bonus Percentages and adjustments (a) for executives are made by the Committee in its discretion and (b) for non-executives are made by the CEO or CEO’s delegate in his or her discretion. The Target Bonus Percentage utilized for a Participant is the Target Bonus Percentage in effect at the end of the applicable Plan Year.

ARTICLE III. PLAN ADMINISTRATION

3.1    Plan Administrator and Discretionary Authority. This Plan shall be administered by the Committee. The Committee shall have total and exclusive responsibility to control, operate, manage and administer this Plan in accordance with its terms. The Committee shall have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to this Plan. Without limiting the generality of the preceding sentence, the Committee shall have the exclusive right to (a) interpret this Plan, (b) decide all questions concerning eligibility for, and the amount of, Awards granted or paid under this Plan, (c) construe any ambiguous provision of this Plan, (d) correct any defect, supply any omission or reconcile any inconsistency in this Plan, (e) issue administrative guidelines as an aid in administering this Plan and make changes in such guidelines as the Committee from time to time deems proper, (f) make regulations for carrying out this Plan and make changes to such regulations as the Committee from time to time deems proper, (g) to the extent permitted under this Plan, grant waivers of Plan terms, conditions, restrictions and limitations, and (h) take any and all other actions that the Committee deems to be necessary or advisable for the proper operation or administration of this Plan. The Committee shall have authority, in its sole discretion, with respect to all matters related to the discharge of its responsibilities and the exercise of its authority under this Plan, including without limitation, its construction of the terms of this Plan and its determination of eligibility for participation in, and the terms of Awards granted under, this Plan. It is at the discretion of the Committee whether there will be any Awards granted under this Plan during any Plan Year. There is no guarantee that any Awards will be granted regardless of Company, Employer, or individual performance. The decisions of the Committee and its actions with respect to this Plan shall be final, conclusive and binding on all persons having or claiming to have any right or interest in or under this Plan.

3.2    Delegation of Authority. The Committee shall have the authority, in its discretion, to delegate its duties and functions under the Plan to the CEO or any other officer of an Employer, other members or committees of the Board, or such other agents as it may appoint from time to time; provided, however, the Committee may not delegate a duty hereunder where such delegation would: (a) violate applicable law, or (b) would determine the amount of an Award to a Named Executive Officer as identified in the Proxy Statement for the applicable Plan Year.

3.3    Liability; Indemnification. No member of the Committee or the CEO, nor any person to whom the Committee or CEO has delegated any authority under the Plan, shall be personally liable for any action, interpretation or determination made in good faith with respect to the Plan or any Award. Each current or former member of the Committee and the CEO, and any current or former employee of the Company or an Affiliate who has been delegated a duty by the Committee or CEO hereunder, shall be fully indemnified, defended and held harmless by the Company with respect to any liability, cost or damage that he or she may incur with respect to any such action, interpretation or determination made in good faith under the Plan, to the maximum extent permitted by applicable law. This indemnification, defense and hold harmless obligation of the Company shall be in addition to, and shall not supersede or replace, any other indemnification policy or agreement that covers such individual.

ARTICLE IV. ELIGIBILITY

4.1    Employment During Plan Year. Subject to the provisions of this Article IV, for any particular Plan Year all regular employees of an Employer are eligible to participate in the Plan if employed during the Plan Year. Temporary employees, interns, contractors, and authorized agents are not eligible to participate in the Plan. Awards for any such employees who first become Participants after the first day of the Plan Year will be prorated for the portion of such Plan Year that Participant was employed by an Employer.

4.2    Employment on Award Payment Date. A Participant must remain continuously employed by the Company or Affiliate through the Award Payment Date in order to be eligible to receive an Award for such Plan Year, except as provided in Section 4.4. A Participant whose employment with the Company or Affiliate has terminated prior to the Award Payment Date for any reason, other than as set forth in Section 4.4, is not eligible to receive any Award, or portion thereof, for such Plan Year.

4.3    Satisfactory Performance. A Participant must maintain satisfactory performance, as determined by the Company, in order to be eligible for an Award for a Plan Year. Participants who have been placed on a Performance Improvement Plan or equivalent (“PIP”) may be suspended from participating in the Plan for the period of time that the Participant is on the PIP. A Participant may be reinstated as an eligible Participant under the Plan if performance improves. Suspension and reinstatement determinations will be made in the discretion of the applicable department Vice President (or Executive Officer if there is no department Vice President). Participants will be notified in writing when their eligibility from the Plan is suspended and/or reinstated. A Participant who is suspended for part of a Plan Year may be eligible to receive a partial prorated Award for such Plan Year.

4.4    Death of Participant. Any Participant whose employment with the Employer is terminated during a Plan Year, or thereafter prior to the Award Payment Date for such Plan Year, due to the Participant’s death shall remain eligible to receive payment under an Award for such Plan Year. If the Participant’s death occurs prior to the end of the Plan Year, the amount of the Award shall be prorated to the date of death and determined by the Committee or its delegate in its discretion. In the event of a Participant’s death, payment shall be made to the Participant’s estate as soon as administratively practicable following the end of the Plan Year containing the date of death, but only after proper instructions have been received by the Company from the legally appointed representative or executor of the Participant’s estate.

4.5    Approved Leaves of Absence. A Participant who takes an approved leave of absence will continue to be eligible to participate in the Plan for up to the first three (3) months of the approved leave period. When permitted by applicable law, Participants will be suspended from participating in the Plan for the remainder of their approved leave period exceeding the first three (3) months. A Participant who is suspended for part of a Plan Year may be eligible to receive a partial prorated Award for such Plan Year.

4.6    Prorated Awards. In the event that a Participant is determined to be eligible for a prorated Award for a Plan Year, such proration shall be determined based on the number of days during the Plan Year for which the Participant was eligible to participate in the Plan.

ARTICLE V. AMOUNT OF AWARDS

5.1    Performance Goals. Each Plan Year, senior management of the Company will prepare and present to the Committee its recommendations with regard to the performance objectives to be considered for purposes of the Plan for such Plan Year. The performance measure(s) to be used for purposes of Awards shall be set in the Committee’s discretion. The performance measures may consist of one or more operating, financial, safety, and/or market-based criteria. The performance goals based on these performance measures may also be made relative to the performance of other business entities.

5.2    Target Performance Levels. Based upon the recommendations of management and such other factors as the Committee may determine and utilize in its discretion, the Committee shall determine the performance goals for each Plan Year and the target level of performance for each performance goal.

5.3    Modifying Performance Goals and Target Levels. At any time during the Plan Year, the Committee may, in its discretion, cancel or revise its determination for such Plan Year made with respect to the performance goals or the target level of performance for each performance goal.

5.4    Bonus Pool Factor. After the end of each Plan Year, the Committee will review the performance results for each performance goal and its target level of performance. Based upon those results, the Committee will determine and then approve or modify the applicable Bonus Pool Factor.

5.5    Individual Participant Awards. Following the determination of the Bonus Pool Factor, Awards for the respective Plan Year will be determined by multiplying the Participant’s Base Salary by the Participant’s Target Bonus Percentage multiplied by the applicable Bonus Pool Factor, which product will be subject to proration, if applicable, as provided in Article IV, and then further adjusted for such individual, group, or other performance factors as the Committee or its delegate determines are appropriate in its discretion. If a Participant changes employment status during the Plan Year (e.g. between full time and part time, etc.) and where permitted by applicable law, the Participant’s Award (before any applicable proration and/or further adjustments) may be adjusted to reflect a weighted average of the annualized Awards the Participant would be eligible for under each employment status, weighted by the portion of the Plan Year the Participant was in each employment status.

ARTICLE VI. PAYMENT OF AWARDS

6.1    Award Payment Date. Awards under the Plan shall be paid in one lump sum cash payment by the Employer on the Award Payment Date. No payment of any Award shall be made or owed to any individual who is no longer employed by the Company or Affiliate on the Award Payment Date, except in the case of a Participant’s death as provided in Section 4.4.

6.2    Withholdings from Award. The Employer shall be entitled to deduct from any payment made under this Plan the amount of all applicable income taxes, employment taxes, and other deductions or offsets required or authorized by law to be made or withheld with respect to such payment.

ARTICLE VII. AMENDMENT AND TERMINATION

7.1    Plan Amendment and Termination. The Committee shall have the exclusive right and authority to amend, modify, suspend, or terminate the Plan, at any time in its complete discretion, with or without notice to any Participant.

ARTICLE VIII. MISCELLANEOUS

8.1    Compliance with Law. It is intended that payments under the Plan will satisfy, to the full extent possible, the exemption from the application of Section 409A (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-l (b)(4) or any successor thereto (a “short-term deferral”). Any provisions of the Plan that are subject to Section 409A are intended to comply with all applicable requirements of Section 409A, or an exemption from the application of Section 409A, and shall be interpreted and administered accordingly. Any provision of this Plan to the contrary notwithstanding, the Committee may revoke any Award if it is contrary to any applicable law or governmental regulation, or modify an Award to bring it into compliance with any applicable law or government regulation, to the full extent permitted by applicable law or regulation.

8.2    Binding Effect. The obligations of the Company under this Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company. The terms and provisions of this Plan shall be binding upon each Participant, and his or her heirs, legatees, distributes, executors and legal representatives.

8.3    Nonalienation of Benefits. No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge by any Participant (or any beneficiary thereof), and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void and without effect. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefit unless and until actually received by such person.

8.4    Severability. If any provision of this Plan is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Plan, but such provision shall be fully severable and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included herein or therein.

8.5    No Restriction of Corporate Action. Nothing contained in this Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action (including any corporate action to suspend, terminate, amend or modify this Plan) that is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Plan or on any Awards made or to be made under this Plan. No Participant or other person shall have any claim against the Company or any Affiliate as a result of any such action.

8.6    Governing Law. This Plan shall be governed by and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Texas except as may be superseded by applicable federal law, and venue of any action or proceeding relating to, or arising out of, the Plan shall be exclusively in any court of competent jurisdiction situated in Harris County, Texas.

8.7    No Guarantee of Tax Consequences. No person connected with this Plan in any capacity, including without limitation the Employer, Committee and CEO, and their respective directors, officers, members, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including without limitation federal, state and local income, estate and gift tax treatment, will be applicable with respect to any Award or payment made for the benefit of a Participant under this Plan.

8.8    Continued Employment or Service. Nothing contained in this Plan shall confer upon any Employee the right or continued right to be a Participant for any Plan Year or the right to continue in the employ or service of the Company or an Affiliate. In addition, nothing herein shall interfere in any way with the rights of the Company or Affiliate to terminate a Participant's employment or service at any time, with or without cause, or interfere in any way with the right of the Company or an Affiliate to increase or decrease the compensation (including Awards) of any employee or Participant. In addition, nothing contained in this Plan shall (a) be evidence of any agreement or understanding, express or implied, that the Employer will employ a Participant in any particular position, at any particular rate of remuneration, or for any particular time period; or (b) create a fiduciary relationship between a Participant and the Employer or Committee.

8.9    General Creditor Status. The Plan is intended to constitute an unfunded bonus program that is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). No Participant shall have any lien on or rights with respect to any assets of the Company or any other entity, including any Affiliate, and the Participant’s right, if any, to receive payment for an Award shall be no greater than those of a general creditor of the Employer that employs such Participant.

8.10    Modification. The adoption of the Plan, and any modification or amendment of the Plan, does not imply any commitment to continue or adopt the same plan, or any such modification, or any other plan for incentive compensation for any succeeding year. This Plan is intended to be the sole and exclusive short-term incentive plan of each Employer and supersedes any short-term incentive plans, annual bonus plans, or similar arrangements previously adopted by the Employer in their entirety, and all such prior plans and arrangements are hereby null and void and of no further force or effect as of the Effective Date.

8.11    Miscellaneous. Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction of this Plan or any provisions hereof. The use of the masculine gender shall also include within its meaning the feminine. Wherever the context of this Plan dictates, the use of the singular shall also include within its meaning the plural, and vice versa.

IN WITNESS WHEREOF, this Plan has been approved and executed on this 25th day of July 2018, to be effective as of the Effective Date.

NOBLE ENERGY, INC.

BY: /s/ David L. Stover
Name:    David L. Stover
Title:     Chairman of the Board, President, and
Chief Executive Officer